Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-66840, 2-80440, 2-83133, 2-98730, 33-28056, 333-91783, 333-35621, and 333-61928; Form S-4 No. 333-109518; and Form S-3 Nos. 333-90850, 333-89796, 333-113497 and 333-121948) of GenCorp Inc. of our reports dated February 7, 2006, with respect to the consolidated financial statements and schedule of GenCorp Inc., GenCorp Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GenCorp Inc. included in this Annual Report (Form 10-K) for the year ended November 30, 2005.
/s/ Ernst & Young
Sacramento, California
February 7, 2006